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                                                                    EXHIBIT 99.1

                                      *****
                           THE WALL STREET TRANSCRIPT
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                       67 Wall Street, New York, NY 10005

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                Copyright 2003 WALL STREET TRANSCRIPT CORPORATION
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Website: http://www.twst.com E-mail:transcript@twst.com

RR64
October 7, 2003

STEVEN C. QUAY, M.D., PH.D.
CHAIRMAN, PRESIDENT & CEO
NASTECH PHARMACEUTICAL COMPANY INC.
3450 MONTE VILLA PARKWAY
BOTHELL, WA 98021
425-908-3600
425-908-3650 - FAX
WWW.NASTECH.COM

 TWST: COULD YOU GIVE US A QUICK OVERVIEW OF NASTECH AND THE COMPANY'S PRODUCTS?

      DR. QUAY: Nastech's mission is to be the "preferred provider" of drug delivery solutions for pharmaceutical and biotechnology companies. We will accomplish our mission through our portfolio of drug delivery solutions and drug development expertise. Our business model enables pharmaceutical and biotechnology companies to solve complex drug delivery problems so that they can maximize the full potential of their products. One of Nastech's core technologies is in the area of nasal drug delivery. Nasal drug delivery offers increased safety, efficacy, and convenience for patients who want alternatives to painful injections or oral medications that are poorly absorbed and cause significant first pass metabolism side effects.

      Nastech has cultivated a strong reputation for innovative drug delivery with two FDA approved, launched products and a robust product pipeline currently in development. Our pipeline includes an end of year 2003 FDA filing for calcitonin for osteoporosis, a nasal spray formulation of apomorphine for erectile dysfunction and female sexual dysfunction, and several
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Phase 1 programs in large markets with high unmet needs including obesity, pain management, and multiple sclerosis.

      TWST: WHAT IS YOUR PRODUCT FOR OSTEOPOROSIS?

      DR. QUAY: Nastech will file an application to market intranasal calcitonin for the treatment of osteoporosis before year end 2003, with an expected market launch in 2005. The osteoporosis market is currently worth $7 billion and is expected to grow to $14 billion by 2011. Intranasal calcitonin is acknowledged as a safe and effective treatment for osteoporosis and the only currently available formulation has worldwide sales of nearly $400 million. Nastech looks forward to bringing this product to the market.

      TWST: TELL US A LITTLE BIT MORE ABOUT YOUR PROGRAM IN OBESITY?

      DR. QUAY: The drug is a large molecule, a peptide, called PYY 3-36. PYY is a natural hormone made in the gut in response to a meal. It is released into the blood about 30 minutes after a meal, with the amount of PYY proportionate to the calories eaten. From the blood stream it travels to the brain where it binds to a receptor called the Y2 receptor, and produces the feeling of satiety. The overall effect is to tell you that you are no longer hungry. Obese individuals seem to have a deficit of PYY in their blood stream and they have a smaller increase in PYY levels than normal after eating. Using Nastech's proprietary Formulation Science and high throughput in vitro screening system, a nasal formulation was developed which increases the delivery of peptides such as PYY by more than 100-fold. Preclinical studies designed to characterize the tolerance of the naturally occurring peptide PYY show a very favorable safety profile. Preclinical studies demonstrated that nasal dosages of PYY at 50 times the expected clinical dose and IV doses up to 1,000 times the expected clinical dose showed no toxicities. After nasal administration, PYY is detected in the plasma as soon as 5 minutes, and reaches peak effect within about 15 to 30 minutes, simulating to the brain the normal release kinetics of having eaten a meal. Our PYY nasal spray is in Phase I clinical trials at the Hammersmith Hospital in London under the direction of Dr. Stephen Bloom, the investigator who is primarily responsible for
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discovering PYY's potential in the treatment of obesity. As you know, the obesity market is very large and there is a significant unmet need. There are only two products on the market for obesity and both of them have modest efficacy and/or significant side effects. Despite their limitations, they represent nearly a billion dollars in sales worldwide.

      TWST: FILL US IN ON YOUR LEAD DRUG CANDIDATE FOR ERECTILE DYSFUNCTION.

      DR. QUAY: Apomorphine nasal spray is a patented formulation for the treatment of male and female sexual dysfunction. We completed a very attractive partnership with Pharmacia in early 2002 in which we would make the product for them and they would complete the clinical development and ultimate commercialization in return for over $50 million in milestone payments and double digit sales royalties to Nastech. Because of the merger of Pfizer and Pharmacia and the FTC's concern that our product would compete favorably with Viagra(R), Pharmacia was required to divest the product back to us together with $13.5 million, part of which was earmarked for further clinical development. We have restarted the clinical development of this product and are performing the critical tests needed to begin Phase III trials.

      TWST: IS APOMORPHINE IN USE AT THIS TIME?

      DR. QUAY: An oral formulation of apomorphine is approved in Europe for the treatment of erectile dysfunction (ED) and an injection formulation is approved for use in Parkinson's disease. The oral product has helped a lot of patients with erectile dysfunction but oral administration has considerable side effects. Our patented, nasal spray product looks to be a significant breakthrough in delivering apomorphine safely and effectively for treating ED. Because we are delivering the compound intranasally and achieving higher absorption of this potent compound we are using significantly lower doses and we are avoiding the problems of first pass metabolism i.e. significantly fewer side effects. Apomorphine's mechanism of action is to go into the brain and bind to dopamine receptors that are responsible for normal sexual physiology, to stimulate
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those receptors and to produce an erection or to produce changes in the female genitalia that are appropriate for sexual activity.

      The clear advantage of our product is that it works so quickly. It achieves a maximum blood level in about 15 or 20 minutes, which corresponds exactly with normal sexual physiology. Interestingly, because apomorphine stimulates natural pathways that lead to an erection, some subjects who have taken apomorphine in our clinical trials have described a more natural sexual experience than the oral medication that needs to be taken hours before the engagement of sexual activity.

      TWST: WHAT IS THE TOTAL PROSPECT FOR THIS DRUG AND WHAT SORT OF MARKET SHARE DO YOU INTEND TO EVENTUALLY GAIN FROM VIAGRA(R) AND THE OTHER SO-CALLED PDE-5 DRUGS?

      DR. QUAY: The ED market is large and is a major growth opportunity. In the U.S., for example, there are 30 million men who have some form of erectile dysfunction and only one-third of them, or 10 million, have ever tried any therapy whatsoever. So most of the people believe this market can grow even without having to take market share from the PDE-5 drugs. Having said that, we believe our product, with its speed of onset and lack of side effects, will be very competitive.

      TWST: IS THE MARKET FOR FEMALE SEXUAL DYSFUNCTION BIGGER THAN THE MARKET FOR MALE ERECTILE DYSFUNCTION?

      DR. QUAY: The market for female sexual dysfunction does not currently exist since there are no products approved for female sexual dysfunction. With respect to the number of patients who potentially have FSD, one third-party study showed that as many 40 percent of women have some form of FSD during their adult lifetime, indicating that the female market could be as large as or larger than the male erectile dysfunction market.

      TWST: DO YOU BELIEVE THAT YOUR PRODUCT WILL ALSO BE USEFUL IN ALLEVIATING FEMALE SEXUAL DYSFUNCTION?
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      DR. QUAY: We completed a small study earlier this year and reported data indicating that for all the endpoints that we measured, over 20 different clinical endpoints of FSD, we showed a significant improvement from baseline on the subjects taking apomorphine. The experts in the field who have reviewed our data have indicated that apomorphine should definitely be taken into further trials for FSD.

      TWST: ARE YOU GOING TO RE-PARTNER THIS DRUG?

      DR. QUAY: Our goal is to find a marketing partner to replace the excellent partner we had in Pharmacia. We have had discussions with potential partners over the last ten months and worked on term sheets with some of these candidates, but at this time are not prepared to complete a deal. One of the challenges is the perception of the cost to compete in this market. Pfizer, the largest pharmaceutical company in the world, is spending heavily to defend their Viagra market and Glaxo, the second largest company, and soon Lilly, the tenth largest company, both will be spending heavily to grab market share from Viagra. Some companies are reluctant about entering the fray. Another challenge is the lengthy delay in approval of Cialis and Levitra by the FDA and the FDA's recent non-approval of the oral form of apomorphine for the US market. These events may seem to some to signal a new, more cautious posture from the FDA for drugs addressing erectile dysfunction. At this time, we are performing three FDA recommended Phase 2 clinical trials on intra-nasal apomorphine which are expected to be completed between the fourth quarter of 2003 and the second half of 2004. With the compound making good progress in the clinic and with adequate cash to take the product to the next valuation point, our current thinking is to complete these clinical trials before completing the re-partnering process.

      TWST: SOME NASAL DRUGS CAN BE IRRITATING TO THE NOSE. ARE THERE ADVANTAGES OF USING YOUR NASAL DELIVERY APPROACH FROM THIS PERSPECTIVE?

      DR. QUAY: The short answer is, yes. The reason nasal delivery is considered by some to be a harsh experience is because the formulations that are typically developed and marketed by
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other companies use harsh chemicals that can damage the nasal epithelium in order to get the drugs absorbed. That harsh treatment is unacceptable, especially for long-term therapy for drugs that might be taken for months or even the lifetime of the patient. Nastech's approach is both different and novel. Our molecular biology based drug delivery technology allows us to develop formulations that mimic a natural physiological process that controls the opening and closing of the spaces between the cells of the nasal epithelium in a dynamic fashion. To put it simply, it's the difference between opening a door with an ax versus turning the key in the lock. Our approach is to use the natural paracellular pathway through the nasal mucosa which is controlled by tight junction proteins. The excipients incorporated into our formulations activate tight junction proteins to open this pathway and to use a physiologic, natural approach to getting drugs absorbed without irritation.

      TWST: YOU RECENTLY DIVESTED NASCOBAL(R) (CYANOCOBALAMIN) NASAL GEL TO QUESTCOR AND YOU ALSO GRANTED WORLDWIDE LICENSING RIGHTS TO PRODUCTS THAT MAKE USE OF NASTECH'S FDA APPROVED MAMMARY ASPIRATE SPECIMEN CYTOLOGY TEST BREAST CANCER SCREENING TEST TO CYTYC CORPORATION. WHAT WAS THE THINKING BEHIND THOSE STRATEGIC MOVES?

      DR. QUAY: Both transactions allow us to stay focused on our core expertise, molecular biology based drug delivery. In the case of the divestiture of Nascobal(R) to Questcor, it was a win-win situation for both companies. Nastech's expertise is in formulation science and developing novel formulations and then manufacturing them. While we did very well in the marketing of Nascobal for the period that we owned that drug, we realized that to maximize the return from Nascobal the product needed to be with a company that is truly focused on the doctors who are most likely to prescribe this product, primarily the gastrointestinal doctors. Questcor is such a company, with focused resources, relationships with these target doctors, and the wherewithal to maximize the potential of Nascobal. We will continue to receive revenue for manufacturing Nascobal for Questcor and in fact we will be filing a New Drug Application with the U.S. Food and Drug Administration before the end of this year for a new formulation,
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converting the currently marketed nasal gel to a nasal spray formulation since some patients prefer a spray. The rights to Nascobal spray were also divested to Questcor, in return for future a future milestone payment. So we are going to do what we do best and stay focused on formulation science and let Questcor do what they do best, marketing and selling novel pharmaceuticals.

      With respect to the out-licensing to Cytyc of our technology around MASCT, a breast cancer screening test; this was an asset received by Nastech when we acquired a private company, Atossa Healthcare, in August 2000. The MASCT device was clearly a product that was not in our main area of focus. Cytyc is the world's leader in the diagnostic field of pap smears for detection of cervical cancer and has made some very well-calculated strategic moves to become the world's leader in breast cancer diagnostic tests. So we felt that with Cytyc's expertise and focus in this area, they were a logical partner for this non-core asset.

      TWST: WHAT ARE SOME OF THE IMPORTANT MILESTONES OR BENCHMARKS THAT INVESTORS SHOULD BE LOOKING OUT FOR NOW?

      DR. QUAY: One would be the FDA filing to permit marketing of calcitonin. Others would be the continuing clinical development of apomorphine in erectile dysfunction, the clinical development of the PYY peptide in obesity, moving it from Phase I to later clinical trials, and the other drug development programs we have at the company.

      TWST: BESIDES THE OBVIOUS RISK OF FAILURE IN TRIALS, WHAT WOULD BE SOME OF YOUR MAJOR CONCERNS OR CHALLENGES?

      DR. QUAY: I think the challenges are that we have the diverse clinical and preclinical programs of a company that typically has significantly greater resources than we do, in both cash and people, and so keeping everything on track can be challenging. Here the key is the great and dedicated people we have, who are so focused on Nastech's success.

      TWST: COULD YOU FILL US IN ON YOUR MANAGEMENT TEAM?
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      DR. QUAY: In the last three years the management team has really come together and we have an extremely strong group of individuals in all key positions with over 10 years experience in their areas of expertise.

      My Chief Financial Officer is Mr. Greg Weaver, who came from ILEX Oncology in Texas where he raised over $300 million for ILEX and has worked internally to put in place both the accounting systems and the governance controls around Sarbanes-Oxley regulations and is now in a position to tap into his connections in the Wall Street community.

      Mr. Jade Brown was recently promoted to VP of Marketing and Business Development. Jade came to Nastech this past January after 13 years at Eli Lilly where he was responsible for some of the most significant partnerships that Lilly has entered into in the last few years. Jade has an MBA from the Harvard Business School.

      Dr. Gordon Brandt is Executive VP of Clinical Research and Medical Affairs. Gordon has a medical degree from the University of California, San Francisco, and an undergraduate degree from Yale. He has been responsible for numerous clinical trials and the successful launch of products at several other companies.

      My most recent hire is Dr. Paul Johnson who comes from Shearing AG, the German pharmaceutical company. Paul has a Ph.D. from Roswell Park Cancer Institute and is an expert in molecular biology and the development of high throughput systems in drug discovery and in drug product optimization.

      Mr. David Wormuth is Senior VP of Operations. He comes from Pharmacia and Abbott Laboratories where he has manufactured over a billion units of pharmaceutical products. Again, one of the distinguishing features of Nastech is that although we are a small company, we have the ability to make 55 million units of product a year in our two manufacturing facilities, one on Long Island and one in the Seattle, Washington area.

      Finally, Mr. Paul Lunn, our patent attorney, comes from Hoffman La Roche, Schering Plough and Zymogenetics where he has been responsible for the patent estates of very large
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companies and has leveraged the technology we are developing in the laboratory and in the clinic by aggressively filing patent applications and prosecuting our patent estate.

      TWST: COULD YOU FILL US IN ON YOUR BALANCE SHEET STRUCTURE?

      DR. QUAY: When our third quarter 10-Q is filed in a few weeks investors will note that our total cash and investments has grown to approximately $30 million, and we expect to end the year with about $26 to 27 million, which is well over a year's worth of cash. And with only 11.8 million shares outstanding, we are a very leveraged company with respect to earnings potential in the future.

      TWST: DO YOU EXPECT ANY SIGNIFICANT NEAR-TERM CHANGES TO YOUR BALANCE
SHEET?

      DR. QUAY: I think that people are aware that we have an additional $6.0 million coming from the partnership we have with Questcor, $2.0 million before year end, $2.0 million upon FDA approval of the Nascobal spray formulation and $2.0 million upon issuance of a Nascobal spray formulation patent. Then of course we are always in partnership discussions on products and programs and would expect that those would usually be structured to augment our balance sheet.

      TWST: DO YOU BELIEVE THAT THE FINANCIAL MARKETS UNDERSTAND YOUR COMPANY AS WELL AS YOU WOULD LIKE THEM TO?

      DR. QUAY: I think probably not. In the last three years we at Nastech have focused primarily on putting in place our management team, scientific systems, and development capabilities. Despite the fact that we have significant success with two products that have been approved by the FDA, Stadol(R), which was marketed by BMS and was selling over $140 million a year as a nasal opioid before it came off patent, and Nascobal(R), which is now partnered with Questcor and is the only non-injection vitamin B-12 formulation FDA approved for patients with Crohn's disease and other such conditions, we are not as well known as some delivery companies that have yet to have products approved. However we are making significant progress. It was gratifying to have nine
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quality institutional investors participate in our recent PIPE transaction managed by Lehman Brothers, which has had the effect of increasing the company's institutional ownership to 40%.

      I also don't believe that people are focused on Nastech's drug delivery capability and the leverage position that we have with our stock position. As people who follow Wall Street carefully know, drug delivery companies have the ability to increase very quickly in valuation based upon partnerships and clinical success.

      TWST: WHAT PROGRAMS DO YOU HAVE TO GET YOUR MESSAGE OUT TO SHAREHOLDERS AND POTENTIAL SHAREHOLDERS?

      DR. QUAY: First, we use our web site to communicate to the investment community. If you reference our Website at nastech.com, you will see the schedule of presentations at both scientific and investment community conferences. We also have an active program to reach out for new shareholders, with senior management meeting on a regular basis with the institutional shareholders who invest in biotechnology and who invest in drug delivery companies. This has been possible only recently, with the management team in place and the company in the shape appropriate to go out to the investment community. We are thus, I believe, at an important inflection point in Wall Street awareness of Nastech.

      TWST: COULD YOU SUMMARIZE THE REASONS AN INVESTOR SHOULD BE BUYING SHARES IN YOUR COMPANY?

      DR. QUAY: For a company with a market cap of roughly $100 million, the investor gets 12 active INDs, a product that is a little over a year away from possible approval in the osteoporosis market, a product in the clinic for obesity that could change the management of that very serious medical condition, a product in the clinic for ED that is arguably the fastest acting product in a market that is growing significantly. All of this on a leveraged base of only
11.8 million shares outstanding. I think it is a very opportune time for potential shareholders to look at Nastech to either add to their current position or to take a position in the company.

      TWST: THANK YOU. (WT)